EXHIBIT 99.1

                                                       Contact: Robert A. Lerman
                                                                860-683-2005
NEWS RELEASE                                                    OTCBB:  TDYT
                                                                November 8, 2007


WINDSOR, CT - Thursday, November 8, 2007 - Thermodynetics, Inc. (TDYT: OTCBB)

                THERMODYNETICS REVENUES ATTAINS A RECORD FOR THE
                          6 MONTHS ENDED SEPTEMBER `07
    EARNINGS PER SHARE FROM CONTINUING OPERATIONS INCREASED FROM $.04 TO $.11

The operations of Turbotec Products, the Company's subsidiary, during the first half of the fiscal year (March) generated record revenues of $14.5 million, an increase of 25% above the $11.5 million of fiscal 2007; a 23% gain in the latest three months ended September vs. last year's. The products sold, primarily coaxial coils for heat pumps and tubing for boilers, were not as yet affected by the housing slump caused by the sub-prime mortgage difficulties. However, the swimming pool heater market has been severely depressed as have shipments to this market segment and heat pump manufacturers are reporting the beginnings of a backlog reduction.

Part of the improvement in revenues resulted from new pricing strategies and formulae that also ties pricing changes to more closely track fluctuations in raw material prices. This change, along with a concentrated effort to apply lean manufacturing techniques generated a significant improvement in gross profit margins this year. For the six months ended Sep. '07 vs. '06, margins increased to 27% from 21%; for the latest three months, to 27% from 18%.

Earnings per share on a continuing operations basis were $.11 vs. $.04 for the six month periods and $.06 vs. $.02 for the three months ended Sep. '07 vs. '06. These numbers do not include the one time gain that was generated by the sale of stock in the Company's subsidiary on the AIM market of the London Stock Exchange in May 2006.

Some industry observers expect that the housing market will be weak for as little as six months to as long as three years. It therefore would be natural to expect that there will be a slowdown in orders as existing inventories are worked down. Further, the third quarter ending December is normally weak for Turbotec due to seasonality and customer year end inventory issues; thus the sales pace of the first half is not expected to be maintained in the second half. As the timing of a resurgent housing market is unknown, it is difficult to forecast future levels of revenues.

In October, Thermodynetics was named as one of the 2007 Deloitte Fast 50 companies in Connecticut, a listing based on the companies achieving the highest percentage growth in revenues in the five years between 2002 and 2006. TDYT was a Fast 50 company in the 2006 listing as well.

At the annual meeting of shareholders held Nov. 8, the shareholders overwhelmingly reelected directors Robert A. Lerman, John F. Ferraro, Fred H. Samuelson and John J. Hughes; at the directors' meeting Mr. Lerman was elected President and CEO, Mr. Ferraro was elected Secretary and CFO.

Mr. Lerman informed the shareholders that due to an on-going controversy since June with the Turbotec board of directors that could not be resolved through negotiations, Thermodynetics had not been paid the dividend that was due and determined that it would be filing suit in London against Turbotec to collect the sums due. He expressed deep regret that Thermodynetics is forced to resort to the use of the courts.

Thermodynetics has aggressively begun a new program to seek an acquisition; we are hopeful that a suitable candidate will be identified soon. A list of the Company's criteria is available from Mr. Lerman who can be reached at rlerman@thermodynetics.com.


                                                        Figures in $000's, Except for Per Share Data

                                                          Three and Six Months Ended September 30,
                                                        Six Months                     Three Months
                                                  2007            2006             2007            2006
                                                  ----            ----             ----            ----
Net Sales                                       $14,458         $11,545           $7,207          $5,865
Operating Income                                  1,100             666              492             271
Income from Continuing
 Operations Before Income Taxes                     682           3,045              296             152
Provision for Income Taxes                          237             215               70              73
Income from Continuing Operations                   445           2,830              226              79
Income (Loss) from Discontinued
 Operations, Net of Tax                             -0-              (9)             -0-             -0-
Net Income (Loss)                                   445           2,821              226              79

Weighted Shares Outstanding-
          Basic and Diluted                   4,046,361       4,021,201        4,046,361       4,027,361

Earnings (Loss) Per Share-
          Basic and diluted

From Continuing Operations Before
         One time Gain on Sale of Stock            $.11            $.04             $.06            $.02
From On Time Gain on Sale of Stock                  -0-             .66              -0-             -0-
                                                -------         -------           ------          ------
>From Continuing Operations                        $.11            $.70             $.06            $.02
From Discontinued Operations                        -0-             -0-              -0-             -0-
                                                -------         -------           ------          ------
Total Earnings (Loss) Per Share                    $.11            $.70             $.06            $.02


ABOUT THERMODYNETICS

Through its Turbotec Products, Plc subsidiary, Thermodynetics manufactures high performance, high quality heat exchangers, fabricated metal components and flexible connector products for heat transfer and transportation applications. The Company serves customers in the space conditioning, refrigeration, automotive, biomedical, plumbing, appliance, water heating and aerospace industries. Turbotec is quoted on the AIM market in London under the symbol TRBO. Thermodynetics also owns a nominal interest in a private Belgium company that is engaged in the nutraceutical industry and provides natural, bioactive chemical compounds that have health promoting, disease preventing or medicinal properties. A small investment was also made in a US company that offers a specialized approach to the RFID (radio frequency identification) industry, with an orientation to medical facilities. Thermodynetics continues to seek acquisition candidates.

FORWARD-LOOKING STATEMENTS

This report contains certain forward-looking statements regarding the Company, its business prospects and results of operations that are subject to certain risks and uncertainties posed by many factors and events that could cause the
Company's  actual  business,  prospects  and  results  of  operations  to differ materially from those that may be anticipated by such forward-looking statements. Factors that may affect such forward-looking statements include, without limitation: the Company's ability to successfully and timely develop and finance new projects, the impact of competition on the Company's revenues, and changes in unit prices, supply and demand for the Company's tubing product lines in the markets served, especially in applications serving the commercial, industrial and residential construction industries.

When  used,  words such as  "believes,"  "anticipates,"  "expects,"  "continue,"
"may," "plan," "predict," "should," "will," "intends" and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. The Company undertakes no obligation to revise any forward-looking statements in order to reflect events or circumstances that may subsequently arise. Readers are urged to carefully review and consider the various disclosures made by the Company in this report, news releases, and other reports filed with the Securities and Exchange Commission that attempt to advise interested parties of the risks and factors that may affect the Company's business.